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Media release

Basel, 6 March 2012

Roche Annual General Meeting 2012

25th consecutive dividend increase

Franz B. Humer, André Hoffmann and Sir John Irving Bell re-elected to the Board of Directors

Roche's Annual General Meeting, held today in Basel, approved all of the Board of Directors' proposals. The 755 shareholders in attendance, representing 87.4% of a total of 160,000,000 bearer shares, approved Roche’s 2011 Annual Report and Financial Statements. They also authorised a 3% dividend increase for 2011, to 6.80 Swiss francs per share and non-voting equity. This raises Roche’s payout ratio to just over 55% and is the company’ 25th dividend increase in as many years.

Shareholders also voted on an advisory basis on Roche’s 2011 Remuneration Report. The report was approved by a 98.5% majority of the votes represented.

Franz B. Humer, André Hoffmann and Sir John Irving Bell were re-elected to the Board of Directors for two years, the term provided by Roche's Articles of Incorporation.

Speaking at the meeting, Roche Chairman Franz B. Humer said: ‘Our strategy of concentrating on pharmaceuticals and diagnostics and our sharp focus on innovation will also be key for our future success. The proposed acquisition of Illumina would strengthen our Diagnostics Division because gene sequencing will be a key technology going forward. Roche and Illumina would benefit from a rapid merger. However, this is an area where we have other options should the transaction fail over price. ’

Commenting on Roche’s performance in 2011, Roche CEO Severin Schwan said: ‘We met our sales and earnings goals for the year and made significant progress in our drug development programmes. Following positive data from 17 of last year’s late-phase trials, we are now even more strongly positioned to launch innovative new products that will deliver growth in the years ahead. Nothing illustrates this better than the innovative cancer medicines Zelboraf and Erivedge, both of which have received accelerated approvals in major markets in recent months.’

F. Hoffmann-La Roche Ltd	4070 Basel	Group Communications	Tel. +41 61 688 88 88
	Switzerland	Roche Group Media Office	Fax +41 61 688 27 75
www.roche.com

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About Roche

Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company with truly differentiated medicines in oncology, virology, inflammation, metabolism and CNS. Roche is also the world leader in in-vitro diagnostics, tissue-based cancer diagnostics and a pioneer in diabetes management. Roche’s personalized healthcare strategy aims at providing medicines and diagnostic tools that enable tangible improvements in the health, quality of life and survival of patients. In 2011, Roche had over 80,000 employees worldwide and invested over 8 billion Swiss francs in R&D. The Group posted sales of 42.5 billion Swiss francs. Genentech, United States, is a wholly owned member of the Roche Group. Roche has a majority stake in Chugai Pharmaceutical, Japan. For more information: www.roche.com.

All trademarks used or mentioned in this release are protected by law.

Additional information:

-	Speech Franz B. Humer: http://www.roche.com/agm12_fbh_e.pdf

-	Speech Severin Schwan: http://www.roche.com/agm12_sas_e.pdf

Roche Group Media Office

Phone: +41-61-688 8888 / e-mail: basel.mediaoffice@roche.com

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Annual General Meeting
Roche Holding Ltd
6 March 2012

Address by Franz B. Humer
Chairman of the Board of Directors

(Check against delivery.)

Address by Franz B. Humer	Page 2/12

Dear Shareholders, Ladies and Gentlemen

Following my remarks, Mr Schwan will be reporting on last year’s key results and achievements and describing the outlook for 2012.

I will therefore speak only briefly about our 2011 performance before moving on to several strategic topics, one being the planned acquisition of Illumina.

2011 was not an easy year, but for Roche it was a successful one. Enormous public debt, especially in Europe and the United States, and turbulent currency markets significantly impacted many sectors, including healthcare. Growth slowed, and (as anticipated) pricing pressures increased further.

Amid these challenges, Roche posted very solid results – as you will hear shortly from Mr Schwan.

•	Above all, 2011 was a landmark year for Personalised Healthcare. We filed for regulatory approval for three new cancer medicines – Zelboraf, Erivedge and pertuzumab. Owing to

Address by Franz B. Humer	Page 3/12

their significant clinical benefits and the availability of a companion diagnostic, two of these medicines received accelerated approval in their first markets.

•
Very importantly, we are seeing excellent progress overall in our clinical development projects. With positive data from 17 trials for drugs in late-phase clinical testing, we are now strongly positioned to launch innovative new products that will deliver growth in a number of therapeutic areas in the years ahead.

•
In addition, I was delighted that the Dow Jones Sustainability Indexes named us Supersector Leader in Healthcare for the third consecutive year, ranking us as the world’s most sustainable healthcare company.

As announced, in view of our strong results and positive outlook, the Board of Directors is proposing a 3% dividend increase for 2011, to 6.80 Swiss francs per share and non-voting equity security (up from 6.60 Swiss francs for 2010). You will be asked to vote on this proposal as item 3 on today’s agenda.

This would increase our dividend payout ratio to 55%. In other words, if the proposal is adopted, slightly more than half of net income will be distributed to shareholders as dividends. Subject to your approval, this will be our 25th dividend increase in as many years.

Address by Franz B. Humer	Page 4/12

The healthcare market will continue to change mid- to long-term, in ways that can already be predicted with reasonable confidence. Sustained population growth coupled with rising life expectancies, growing prosperity in developing and emerging market countries, the many diseases for which there are still no effective treatments and, not least, rapid scientific and technological advances enabling the development of more targeted, cost-efficient medicines –these are the fundamental trends.

Amid this rapid (and fundamental) change, there will inevitably be winners, and losers. These are three factors I see as critical to our continued success:

•	First: Market focus – by which I mean not only doing everything we can to understand patients’, doctors’ and payers’ needs better, but also offering them products with significant added value.

•
Second: We need to remain flexible, as individuals and as a company. In Roche’s case, being open to new scientific discoveries and findings is a very important part of this. Given our limited ability to plan scientific progress, we can’t be entirely sure where science will lead an innovation-focused company like Roche. We are the world's leading supplier of

Address by Franz B. Humer	Page 5/12

cancer therapies today precisely because we’ve been quick to recognise and seize the opportunities arising from our cancer research in recent years.

•
Third: We need to be willing to revisit strategic assumptions from time to time and subject them to critical scrutiny. That's what we did again last year at Roche. And our in-depth analysis clearly confirmed that our focus is where it ought to be: on innovation, pharmaceuticals and diagnostics and Personalised Healthcare. The strengths that serve us well today will be even more important tomorrow.

To be very clear: We are not interested in bringing medicines to market that offer little or no benefit over existing products.

We seek to develop new therapeutic options that demonstrably improve patients’ health, quality of life and survival. I am convinced that patients and society will continue to recognise and reward true medical innovation. Clinical differentiation is the key to serving patients’ medical needs better, and by that I also mean more safely and cost-effectively.

That is why, last year, Roche spent over 8 billion Swiss francs on research and development –more than any other company in the world. The Roche Group today has one of the best research and development pipelines in the industry. Out of a total of 78 new molecular entities, 12 are already in late-phase development. This is unparalleled in the industry. What is more, half of these medicines are tailored to specific patient populations – and thus paired with a companion diagnostic test.

Our combined focus on pharmaceuticals and diagnostics is one of our great strengths as a company. It gives us some clear competitive advantages. Together with advances in molecular biology, our ability to combine expertise from both areas is becoming increasingly important for raising research productivity.

Address by Franz B. Humer	Page 6/12

Illumina: Strategic significance

Now, how does our plan to acquire US gene sequencing company Illumina, announced at the end of January, fit into our innovation strategy?

Obviously, Roche is not the only company doing successful research. So, for us, innovation also means remaining open to good ideas from outside. Currently, one in three of our medicines is the result of collaboration with some other organisation – usually a smaller biotechnology company, but in some instances a university.

To gain access to outside innovations of interest, we maintain a global network of over 150 alliances and make targeted acquisitions of technologies, drugs and know-how.

And the situation is the same in our Diagnostics Division. The systematic acquisition of knowhow and new technologies has been instrumental in making the division the clear market leader in in vitro diagnostics and in driving years of above-market sales growth.

•
In the early 1990s, under Fritz Gerber, Roche acquired the rights to PCR technology before a single PCR-based product had reached the market. Without PCR Roche would not now be number one in molecular diagnostics, a market worth billions of Swiss francs.

•	The acquisition of IGEN in 2003 is an important reason for the continued strong growth of our immunoassays franchise, which last year again delivered double-digit growth.

•
The acquisition of US-based Ventana in 2007 made Roche the largest supplier of tissue diagnostics and gave us important new capabilities for advancing Personalised Healthcare, especially in oncology. Last year our tissue diagnostics business also delivered double-digit sales growth.

Together, our own innovations and these acquisitions have made us leaders in key technologies spanning segments as diverse as molecular testing, serum work areas and tissue diagnostics.

Address by Franz B. Humer	Page 7/12

So why acquire Illumina now? Because we believe gene sequencing has the potential to be a very important technology going forward.

We believe gene sequencing will eventually become a key technology in biomarker research, especially cancer biomarker research. This technology could enable us to develop companion tests that will help advance Personalised Healthcare.

Moreover, we believe Illumina will be best able to realise its full potential as part of our successful Diagnostics Division. Our global presence and experience in clinical diagnostics would accelerate the uptake of Illumina’s technologies – not just in research centres, but increasingly – and very importantly – in clinical settings such as cancer diagnostics.

Where do we stand with the proposed transaction?

On 27 January 2012 Roche commenced a tender offer to acquire all of Illumina’s common stock for 44.50 US dollars per share in cash, or a total of about 5.7 billion US dollars.

Address by Franz B. Humer	Page 8/12

As previously announced, Illumina’s Board of Directors has rejected this offer. We are disappointed that it has advised Illumina's shareholders against accepting and refused to engage in substantive discussions with Roche. We continue to believe that our offer to Illumina’s shareholders is attractive and fair. It remains our preference to enter into a negotiated transaction with Illumina and to commence discussions to that end.

As you have perhaps read in recent weeks, Illumina is not the only gene sequencing company, and there are other companies making quantum leaps in this field. Roche is also working on gene sequencing technologies of its own.

Roche and Illumina both stand to benefit from a rapid merger. However, this is a sector where we have other options should the transaction fail over price.

Our primary focus will always be on helping patients enjoy a better quality of life and, if possible, a longer life, through excellence in science.

Zelboraf and Erivedge – the drugs we recently launched for aggressive forms of skin cancer –significantly improve patient survival. As does pertuzumab, the new breast cancer treatment we

Address by Franz B. Humer	Page 9/12

submitted regulatory filings for last year. A few weeks ago, the US Food and Drug Administration approved our application for fast-track review of pertuzumab owing to its significant medical benefit. This means the drug could be available to patients (in the US) as early as the middle of this year.

With the help of new diagnostic tools, drugs and therapeutic antibodies, cancer can now often be treated more effectively, and in some instances cured. In Switzerland, six out of ten cancer patients are still alive five years after diagnosis. Some of the advances in cancer care represent the real breakthroughs people have long hoped for. But the battle is far from over. Raising the development of cancer treatments to a new level is (still) one of our most important global research priorities.

Twenty-one million patients were treated with innovative Roche medicines last year, and over 300,000 patients participated (free of charge) in clinical trials of new drugs we are developing.

Innovation doesn’t only create value for society over the short or medium-term. It continues to provide value long after an original product goes off patent and faces competition from lower-priced generics. The long-term benefits of innovation are rarely part of the public debate. But consider this: Without research-focused healthcare companies like Roche, there would soon be nothing new to copy…

Improving access for patients — differential pricing

It is extremely important for the future of research-intensive pharmaceutical companies like Roche that health authorities carefully consider degree of innovation and patient benefit in their economic assessments of new products. Increasingly, however, prices are coming under political pressure even in the case of innovative products on whose additional benefits the experts agree.

The issue of access to new biotechnology products also has an important ethical dimension, especially in the new emerging markets. We take this matter very seriously, are actively engaging stakeholders in dialogue and want to help expand access to our products in developing countries.

Address by Franz B. Humer	Page 10/12

In 2011 Roche worked with healthcare payers worldwide to establish commercial agreements to improve access to our products. They include flexible options such as volume discounts, price capping, cost sharing and pay for performance.

These commercial agreements are especially relevant to emerging market countries such as Egypt, Brazil and China. To enable more people to afford innovative medicines and diagnostics, and to reach more people in need, we are piloting differential pricing programmes for products to treat cancer, hepatitis C and other chronic diseases.

Ladies and Gentlemen,

I’ve worked in this industry now for almost forty years. And – notwithstanding the challenges we face today – I’ve never been as optimistic about the future of the research-based healthcare industry, and particularly about Roche’s future.

Our focus on pharmaceuticals and diagnostics, our expertise in molecular biology, and our global network in research and development are important competitive advantages in a changing market.

We want to use our strengths and opportunities for the benefit of patients, our employees, our shareholders and the public sector.

Address by Franz B. Humer	Page 11/12

In closing, I would like to take this opportunity to introduce you to someone joining the Executive Committee, and to say goodbye to someone leaving it:

•	Effective 1 February 2012, Ms Sophie Kornowski-Bonnet, formerly General Manager of Roche Pharma in France, became Head of Roche Partnering and a member of the Enlarged Corporate Executive Committee.

It is a reflection of our corporate culture that we are filling positions on the Corporate Executive Committee with people from within Roche and Genentech. And I hardly need mention how pleased I am to welcome a second woman to the CEC.

•
Ms Kornowski-Bonnet succeeds Dan Zabrowski, who built up Roche Partnering very successfully over a number of years. He has now taken over as Head of Roche Applied Science and joined the Diagnostics Division Leadership Team.

I would also like to say a word about today’s Board elections. Mr André Hoffmann, spokesman of the family pool and Vice-Chairman of the Board, and Professor Sir John Irving Bell, an outstanding scientist, have served on the Board for many years with distinction and have agreed

Address by Franz B. Humer	Page 12/12

to stand for a further term. I for my part am standing for re-election as Chairman of the Board and would be pleased to continue serving our company.

The confidence of our shareholders – particularly of the Hoffmann and Oeri families – is an important pillar of the Group’s success.

Your confidence in us has enabled us to develop a long-term strategy and follow-through on it.

This is one of Roche’s great strengths, and we thank you for it.

Annual General Meeting
Roche Holding Ltd
6 March 2012

Address by Severin Schwan
Chief Executive Officer

(Check against delivery.)

Address by Severin Schwan	Page 2/16

Dear Shareholders, Ladies and Gentlemen

I too want to welcome you to this year’s Roche Annual General Meeting.

2011 was not an easy year for your company. The financial and debt crises in major markets and slower overall market growth saw to that. But it was, nevertheless, a successful year on a number of fronts.

In my talk today I’d like to focus on three topics:

•	First: Our financial results for 2011 and the outlook for 2012.

•	Secondly: The growing importance of emerging markets for Roche, particularly China.

•	And thirdly: How we are advancing the development of new treatments and what this progress means for patients. To illustrate, I'll have something to say about one new medicine in particular.

Results for 2011 and outlook

Now for my first topic. On 1 February we provided a detailed briefing on our full-year performance at our annual media conference. Allow me to summarise the key financial results:

Address by Severin Schwan	Page 3/16

We achieved all the financial goals we set for ourselves at the start of 2011, despite the significant adverse impact of the strong Swiss franc on our reported results.

•
Group sales rose 1% for the year at constant exchange rates. Our Pharmaceuticals sales grew (1% excluding Tamiflu) in line with the market. In the Diagnostics Division sales continued to grow significantly faster than the market (advancing 6%).

(I’ll have more to say later about the very marked differences in growth rates across regions.)

•
Expressed in Swiss francs, sales declined 10% because of the significant appreciation of the Swiss franc against all relevant currencies. Let me add, though that as a global company we are protected to a large extent against currency risks since we also generate the majority of our costs (over 80%) outside Switzerland.

•
At the same time we improved profitability through productivity gains and cost savings. This is all the more impressive given the price cuts we had to contend with in some of our major markets. As you see here, our core operating profit, up 6%, grew faster than sales (at constant exchange rates).

•
Net income was up sharply for the year, rising 26% (at constant exchange rates). The main drivers here were our strong operating performance and falling financing costs (as we continued to pay down the debt we incurred to acquire Genentech, resulting in a lower interest burden).

•
Core Earnings per Share (EPS) – a key metric of underlying business performance which excludes non-core items such as global restructuring charges and amortisation and impairment of intangible assets – rose 11% at constant exchange rates.

Address by Severin Schwan	Page 4/16

Now let’s have a look at our expectations and goals for this year.

For full-year 2012 we expect sales growth to be in the low to mid-single-digit range for the Pharmaceuticals Division and the Group as a whole (at constant exchange rates). We expect to see pharmaceuticals sales growth accelerate compared with 2011, helped by strong demand for our existing medicines and the new products we plan to launch (more about these later). In the Diagnostics Division we expect to see sales (once again) grow faster than the market.

Despite an increasingly challenging market environment, we are also aiming this year for Core EPS growth in the high single-digit range (at constant exchange rates). We expect positive sales growth and further efficiency gains to drive this increase.

Given these expectations, Roche also intends to continue its attractive dividend policy this year.

Address by Severin Schwan	Page 5/16

Growth markets

Now I’d like to talk about growth at Roche from a geographic perspective. What we’re seeing is an increasing shift from the industry’s traditional established markets in Europe and the United States to the emerging market nations in Asia and Latin America.

Emerging markets already account for a fifth of our sales, and this percentage is certain to rise over time. In 2011 we once again achieved our highest growth rates in Asia–Pacific and Latin America, where sales rose 15% and 14%, respectively.

This positive trend is being driven by strong population growth, rising personal incomes and measures to expand access to basic medical care. Today typical ”Western” diseases like cancer and cardiovascular disease are also the leading causes of death in emerging market countries. Cancer alone now claims more lives in developing countries than AIDS, malaria and tuberculosis combined. And demand for Roche’s oncology and other speciality care products is rising accordingly.

Address by Severin Schwan	Page 6/16

We posted especially strong growth last year in China. This was true in both our divisions. Diagnostics sales in China were up 27% for the year, and our Pharmaceuticals sales advanced by an even more impressive 35%.

For that reason I’d like to talk about China in a bit more depth.

Good products and a global sales organisation have been important success factors for us since very early in the company’s history. We opened our first office in Shanghai in 1926, making us one of the very first foreign companies in China.

Address by Severin Schwan	Page 7/16

And today we continue to be a leader in China. Roche is currently the fifth-largest global pharmaceuticals company operating in China and the number one supplier of in vitro diagnostics.

China’s healthcare market is growing very strongly. Recently the country became the world’s third-largest pharmaceuticals market, behind the United States and Japan. By 2015 it is likely to move up to second place.

With its population of 1.3 billion and growing domestic demand for innovative new medicines as well as generics, China is of course an enormous market. But it is much more than that. It is also well equipped to be an innovator in any number of sectors, including the research-based pharmaceutical industry.

Like other countries in Asia and Latin America, China aspires to become a world-class player in the life sciences and biotechnology. Already China is a leader in terms of research expenditure – particularly for promoting the sciences and basic research. And attitudes towards novel sciences and technologies tend to be to be open-minded and positive. A few years ago, Chinese microbiologists and medical researchers had to leave China for the United States or Europe to

Address by Severin Schwan	Page 8/16

be able to do good research. Today many of these same scientists are returning to China because conditions there are now often superior to those abroad (better equipped laboratories, more funding).

(To get an idea of the magnitude of change, consider this figure: Today there are over 90,000 people working in the life sciences in metropolitan Shanghai, more than in a quintessential biotech hub like the San Francisco Bay Area (72,000).)

I have spent a number of years in Asia myself and still travel to China frequently (among other things as a member of an advisory council to the mayor of Shanghai). I can tell you from personal experience that the life sciences industry is seen in China as an important factor in addressing the major challenges facing the country. Not only as a vital factor in improving public health, but also as an engine of innovation that can create highly skilled jobs and contribute to a high-value added economy. By contrast, when I talk to politicians in the West, particularly here in Europe, I often have the feeling that we are viewed solely as a cost factor, not as part of the solution to important problems. (There is no question that our industry needs to contribute to controlling healthcare costs. But Europe’s future depends on its having innovation-friendly industrial and health policies.)

Address by Severin Schwan	Page 9/16

Roche recognised China’s tremendous potential as a healthcare innovator early on. Eight years ago we became the first foreign pharmaceuticals company to open a research centre in Shanghai.

And Roche was also the first company to establish a complete pharmaceuticals value chain in China, spanning everything from research and development to production, marketing and distribution.

Sustainable success requires a long-term perspective and forward-looking investments. Our early commitment to doing business in China has been well worth it.

Our sales in China have grown dramatically in recent years and last year totalled 1.4 billion Swiss francs. Last year alone we hired roughly 1,000 new employees in China, increasing our workforce there to 4,200. We expect our headcount in China to more than double over the next few years.

Roche is ideally equipped to make full use of the opportunities this fascinating country has to offer.

Address by Severin Schwan	Page 10/16

Progress in development

The truly impressive performance of our research and development organisation is another reason why I’m so optimistic about the future. And that brings me to my third topic for today: our recent successes in product development.

The research and development pipelines of our Diagnostics and Pharmaceuticals Divisions are among the strongest in the industry.

Last year alone 17 of our 20 late-stage trials with new medicines reported positive results – a truly remarkable success rate in our industry.

This positions us even more strongly for future growth.

Address by Severin Schwan	Page 11/16

We currently have 12 new medicines in late-stage development or that we’ve already submitted regulatory filings for. One third of these medicines are for cancer, but we are also expanding into new therapeutic areas such as metabolic diseases and diseases of the central nervous system.

As Mr Humer noted, in 2011 we submitted regulatory filings for three new medicines. Today I'd like to focus on one of them for a moment – Erivedge, which was approved for marketing in the United States a few weeks ago, faster than originally anticipated.

Erivdege is the first and only medicine on the market anywhere for patients with advanced basal cell carcinoma, a form of skin cancer.

Address by Severin Schwan	Page 12/16

Basal cell carcinoma is the most common form of skin cancer in Europe, the United States and Australia. Around two million cases are diagnosed each year – primarily in people between the ages of 60 and 70 and primarily in men.

This is a photograph of a patient with advanced basal cell carcinoma. Basal cell carcinoma is caused by excessive exposure to sunlight or cumulative exposure over a period of many years. It thus most often occurs on the head, neck and other sun-exposed areas of the body. As long as the tumour is confined to a small area of skin, it can be removed surgically and the chances of a cure are good.

In rare cases, however, the cancer progresses, penetrating surrounding tissues and spreading to other parts of the body. When this happens, it becomes very hard to treat and can be life-threatening (metastases). Because lesions occur on highly visible areas of the body, surgical removal is sometimes not possible or is seriously disfiguring [resulting in the loss of an eye, the nose or an ear].

Address by Severin Schwan	Page 13/16

Progress in development: An understanding of the molecular biology of disease is critical

Now for the most important slide in my presentation. Don’t worry, I won’t be overloading you with details.

What you see here is a (highly simplified) schematic drawing of a cell. Covering the outside of the cell is the cell membrane (the cell’s outer layer), and inside is the cell nucleus, which contains the cell’s genetic material (its DNA).

The human body of course is more than just an assemblage of individual cells (like peas in a pot). Our cells are constantly sending biochemical signals to each other. That's why the cell membrane is studded with antenna-like structures called receptors. They capture incoming signals and transmit them into the cell’s interior via a multitude of biochemical pathways. The arrows in the drawing represent these pathways.

Some of the receptors on the cell membrane are growth receptors. When they are activated from outside, they trigger the start of the cell division cycle in the nucleus (resulting in cell

Address by Severin Schwan	Page 14/16

proliferation and tissue growth). In a healthy person the body maintains a finely tuned balance between cell proliferation and cell death.

Normally, tumours originate in a single cell (like the one shown here). Every cell undergoes repeated changes – known as mutations – which affect signal transmission within the cell. Most of these changes are corrected by the body without any outside help. But a few manage to elude the body’s repair mechanisms, resulting in uncontrolled cell proliferation and the formation of a tumour.

The signalling pathway down here on the left is the one targeted by our new skin cancer medicine Erivedge. It is known as the hedgehog pathway and it can be altered and “deregulated” by mutations. Erivedge selectively inhibits the hedgehog signalling pathway and thus prevents cancer cells from growing.

Insights into molecular disease mechanisms like this, and the ability to test for these, are the basis for our innovative new medicines and are driving the tremendous progress we are making today in personalised medicine.

Address by Severin Schwan	Page 15/16

These photographs – showing a patient before and after treatment with Erivedge – speak for themselves. At 24 weeks the visible lesions have healed and the tumour has shrunk significantly. The FDA is the first regulatory authority to approve Erivedge. But we’ve also already submitted regulatory filings in the European Union (December 2011) and Switzerland (January 2012). Roche will be working with regulators around the world to make Erivedge available to patients in further markets as quickly as possible.

Erivedge is one example of how our pursuit of scientific excellence is delivering significant benefits – in this instance for patients with cancer. We intend to build on successes like this and continue developing effective, targeted strategies for cancer and other serious diseases.

Ladies and Gentlemen

•
Throughout the Group we possess broad capabilities in molecular biology. We are the world’s largest biotech company and a leader in molecular diagnostics. Science‘s growing understanding of the molecular mechanisms of disease is opening up new possibilities for effective treatment.

Address by Severin Schwan	Page 16/16

•
Thanks to our combined strengths in Pharmaceuticals and Diagnostics, we are also ideally equipped to advance Personalised Healthcare further. Our two divisions are working together seamlessly at every step in the value chain, from early research to market rollout. This approach will help make healthcare systems more effective: drug therapies will become more targeted and hence better and safer.

•
Lastly, Roche has a strong global presence. We do business in roughly 150 countries. And we are strategically reinforcing our presence in the high-growth markets of Asia and Latin America. This will expand global access to our medicines and diagnostic products further.

Roche is well equipped for the future. And we intend to capitalise on our strengths and opportunities for the benefit of patients, our employees and you, our shareholders. Thank you.

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THESE MATERIALS CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY WORDS SUCH AS “BELIEVES”, “EXPECTS”, “ANTICIPATES”, “PROJECTS”, “INTENDS”, “SHOULD”, “SEEKS”, “ESTIMATES”, “FUTURE” OR SIMILAR EXPRESSIONS OR BY DISCUSSION OF, AMONG OTHER THINGS, STRATEGY, GOALS, PLANS OR INTENTIONS. VARIOUS FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY IN THE FUTURE FROM THOSE REFLECTED IN FORWARD-LOOKING STATEMENTS CONTAINED IN THESE MATERIALS, AMONG OTHERS: (1) ECONOMIC AND CURRENCY CONDITIONS; (2) COMPETITIVE AND TECHNOLOGICAL FACTORS; AND (3) RISKS AND UNCERTAINTIES RELATING TO THE PROPOSED TRANSACTION.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
THESE MATERIALS IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL ILLUMINA COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY ROCHE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON JANUARY 27, 2012. THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ROCHE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE OFFER TO PURCHASE AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).

ROCHE HAS FILED A PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A WITH THE SEC ON MARCH 2, 2012 IN CONNECTION WITH ITS SOLICITATION OF PROXIES FOR THE 2012 ANNUAL MEETING OF ILLUMINA. PROMPTLY AFTER FILING A DEFINITIVE PROXY STATEMENT (THE "PROXY STATEMENT") WITH THE SEC, ROCHE WILL MAIL THE PROXY STATEMENT AND A PROXY CARD TO EACH ILLUMINA STOCKHOLDER ENTITLED TO VOTE AT THE 2012 ANNUAL MEETING. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY ROCHE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED (WHEN AVAILABLE) FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, AT (212) 929-5500 OR (800) 322-2885 (TOLL-FREE).

ROCHE HOLDING LTD, CKH ACQUISITION CORPORATION AND THE INDIVIDUALS NOMINATED BY CKH ACQUISITION CORPORATION FOR ELECTION TO ILLUMINA’S BOARD OF DIRECTORS (THE “ROCHE NOMINEES") MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM ILLUMINA STOCKHOLDERS FOR USE AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. INFORMATION REGARDING THE ROCHE NOMINEES AND THE DIRECTORS, OFFICERS AND EMPLOYEES OF ROCHE HOLDING LTD AND CKH ACQUISITION CORPORATION WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF PROXIES CAN BE FOUND IN THE ADDITIONAL SOLICITING MATERIAL FILED WITH THE SEC ON FEBRUARY 15, 2012. INVESTORS AND SECURITY HOLDERS CAN OBTAIN ADDITIONAL INFORMATION REGARDING THE DIRECT AND INDIRECT INTERESTS OF THE ROCHE NOMINEES AND OTHER PARTICIPANTS BY READING THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE.